Company Contact:	Investor Relations Contacts:
Bill Larkin, CFO	Lippert / Heilshorn & Associates
Fuel Systems Solutions, Inc.	Kirsten Chapman/ Cathy Mattison
(714) 656-1320	cmattison@lhai.com
(415) 433-3777

Fuel Systems Solutions Agrees to Acquire Certain FuelMaker Assets and Purchase Orders

- Transactions Expand Compressed Natural Gas (CNG) Refueling Product Line -

SANTA ANA, Calif., May 1, 2009 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) announced that it has agreed to acquire selected assets and technology for compressed natural gas (CNG) refueling products manufactured by FuelMaker Corporation, including the home refueling appliance marketed under the Phill™ brand. The transaction is valued at $7.0 million and is expected to close in the second quarter of 2009.

“We believe FuelMaker’s unique technology, patents and certifications fit well with our turn-key refueling equipment solutions,” said Mariano Costamagna, chief executive officer of Fuel Systems Solutions. “The FuelMaker product line addresses both the consumer and commercial markets, which complements our existing refueling solutions for large fleets and gas stations.”

“We believe we have significant opportunity to deploy this technology in existing and developing markets, such as the United States, where the natural gas refueling infrastructure is limited,” said Matthew Beale, president of Fuel Systems Solutions. “We intend to leverage our global distribution network and original equipment manufacturer (OEM) relationships to further penetrate more established natural gas vehicle markets.”

MTM S.r.L., the Italian operating subsidiary of Fuel Systems Solutions, Inc., has agreed to two separate but related purchase agreements to facilitate the transaction consisting of an agreement to acquire assets from the receiver for FuelMaker Corporation, which still needs court approval, and an executed agreement to acquire assets from American Honda Motor Co., Inc. As part of the purchase agreements, Fuel Systems Solutions has agreed to fulfill certain FuelMaker service obligations and has assumed certain outstanding purchase orders. In an additional agreement with American Honda, the company has made provisions to license technology back to American Honda under certain circumstances to support its natural gas vehicle activities. The closing of the related transactions is subject to closing conditions customary in this type of transaction.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications.

Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration.

The company is composed of two operating subsidiaries: IMPCO Technologies and BRC. IMPCO Technologies is a leader in the heavy duty, industrial, power generation and stationary engines sectors. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects.

Additional information is available at www.fuelsystemssolutions.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's ability to successfully utilize the acquired technology, certifications and patents, penetrate new and developing markets and use the acquired assets to leverage existing business. Such statements only state our beliefs and opinions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, risks that we cannot integrate the acquired assets into our business promptly and efficiently, that the patents or certifications acquired are insufficient or not useable by us, that expected sales do not materialize, that changes in emissions regulations may not significantly increase demand for the Company's products, the global economic downturn may reduce customers' demand for new automobiles and/or our products, and that all closing conditions will be met. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2008. The Company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.